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Exhibit 23.1

Consent of Ernst & Young LLP Independent Auditors

        We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form S-4 No. 333-102115) of CardioTech International, Inc. and related Prospectus of our report dated May 16, 2003, with respect to the financial statements of CardioTech International, Inc., and our report dated May 23, 2003, with respect to the financial statements of Gish Biomedical, Inc. included in the Annual Report (Form 10-KSB) of CardioTech International, Inc. for the year ended March 31, 2003, as filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

Boston, Massachusetts
June 25, 2003

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  Exhibit 23.1